Exhibit 99.1

As further discussed in Note C to the Company’s consolidated financial statements (located in Exhibit 99.3 of this Current Report on Form 8-K), our consolidated financial statements for all periods presented herein have been adjusted to reflect the Company’s Ecuador operations as discontinued operations.

Item 6.	SELECTED FINANCIAL DATA

The financial data presented below for each of the five years ended December 31, 2008 should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data included as Exhibits 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

(Thousands of dollars except per share data)	2008	2007	2006	2005	2004
Results of Operations for the Year
Sales and other operating revenues	$27,360,625	18,297,637	14,156,666	11,563,453	8,268,344
Net cash provided by continuing operations	2,924,436	1,673,503	906,561	1,178,827	1,031,405
Income from continuing operations	1,744,749	739,080	603,050	808,107	493,832
Net income	1,739,986	766,529	644,669	854,742	705,128
Per Common share – diluted
Income from continuing operations	9.08	3.87	3.19	4.30	2.64
Net income	9.06	4.01	3.41	4.55	3.77
Cash dividends per Common share	.875	.675	.525	.45	.425
Percentage return on
Average stockholders’ equity	29.1	16.8	16.8	28.0	30.7
Average borrowed and invested capital	24.4	13.9	14.4	23.5	21.6
Average total assets	15.1	8.5	9.3	14.6	13.4

Capital Expenditures for the Year
Continuing operations
Exploration and production	$1,928,346	1,740,327	1,046,463	1,067,068	826,631
Refining and marketing	426,156	572,458	173,400	202,401	134,706
Corporate and other	3,235	4,146	6,383	35,476	1,505

	2,357,737	2,316,931	1,226,246	1,304,945	962,842
Discontinued operations	6,949	40,416	36,293	24,886	21,616

	$2,364,686	2,357,347	1,262,539	1,329,831	984,458

Financial Condition at December 31
Current ratio	1.51	1.37	1.61	1.43	1.35
Working capital	$958,818	777,530	795,986	551,938	424,372
Net property, plant and equipment	7,727,718	7,109,822	5,106,282	4,374,229	3,685,594
Total assets	11,149,098	10,535,849	7,483,161	6,410,396	5,498,903
Long-term debt	1,026,222	1,516,156	840,275	609,574	613,355
Stockholders’ equity	6,278,945	5,066,174	4,121,273	3,522,070	2,702,632
Per share	32.92	26.70	21.97	18.94	14.68
Long-term debt – percent of capital employed	14.0	23.0	16.9	14.8	18.5

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